CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS
DOCUMENT.  THE REDACTED MATERIAL HAS BEEN INDICATED WITH A DOUBLE
ASTERISK (e.g. **) AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.





               ---------------------------------------------------




                       A&M PRODUCTS MANUFACTURING COMPANY

                                       AND

                         OIL-DRI CORPORATION OF AMERICA

                             MEMORANDUM OF AGREEMENT
                                      #1450
                                  "FRESH STEP"

               ---------------------------------------------------

                                TABLE OF CONTENTS



1.      BUYER.............................................................1
2.      SELLER............................................................1
3.      PRODUCT...........................................................1
4.      QUANTITY..........................................................1
5.      QUALITY...........................................................2
6.      TERM..............................................................3
7.      PRICE.............................................................3
8.      PAYMENT AND FREIGHT...............................................3
9.      SHIPMENTS.........................................................3
10.     SPECIAL CONDITIONS................................................3
11.     MANUFACTURING, INVENTORY AND WAREHOUSE REQUIREMENTS...............4
12.     PRODUCTION GUARANTEES.............................................6
13.     TITLE AND RISK OF LOSS............................................7
14.     DISCOUNTS.........................................................7
15.     REPRESENTATIONS, WARRANTIES AND INDEMNITIES.......................7
16.     TRADEMARKS, CONFIDENTIALITY AND INTELLECTUAL PROPERTY.............9
17.     INSURANCE........................................................10
18.     ASSIGNMENT.......................................................10
19.     FORCE MAJEURE....................................................11
20.     TERMINATION......................................................12
21.     AUDIT RIGHT......................................................14
22.     PLANT INSPECTION RIGHTS..........................................15
23.     DISPUTE RESOLUTION...............................................15
24.     NOTICE...........................................................16
25.     MISCELLANEOUS....................................................16
26.     BUYER'S AFFILIATES...............................................17
27.     SCHEDULE LIST....................................................17

                         MEMORANDUM OF AGREEMENT # 1450
                                  ("AGREEMENT")
                                                       As of March 12, 2001

1.     BUYER.   A & M Products Manufacturing Company, 1221 Broadway, Oakland,
California 94612, hereinafter "BUYER".

2. SELLER. Oil-Dri Corporation of America, 410 N. Michigan Avenue, Chicago, Illinois, 60611 hereinafter "SELLER".

3. PRODUCT. Fresh Step(R) Traditional Coarse Clay Cat Litter, or any variant thereof that contains more than twenty-five percent (25%) coarse clay, bearing the Fresh Step trademark or any finished traditional coarse clay cat litter that BUYER or BUYER's Affiliates (as defined herein) may substitute for Fresh Step(R) Traditional Coarse Clay Cat Litter that meets the Product Specifications (as defined herein), from time to time, in the United States and Canada (hereinafter collectively, "FINISHED PRODUCT"), which Finished Product is described in more detail in SCHEDULE I.

       a. BUYER has the right to solicit bids for and buy from third parties any traditional coarse clay cat litter bearing the Fresh Step trademark that is less than twenty-five percent (25%) coarse clay. **

       b. To the extent BUYER markets any Fresh Step (R) Traditional Coarse Cat Litter that contains a substrate in addition to coarse clay and the total amount of coarse clay is over twenty-five percent (25%)("COMBINATION PRODUCT"), BUYER shall either (i) purchase such finished Combination Product from SELLER and the parties shall follow the procedures for Specification Changes set forth in
SECTION 10(c), or (ii) purchase BUYER's coarse clay (i.e., Seller's White Clay) needs for such Combination Product from SELLER. If BUYER elects option (ii) above, BUYER shall not be required to purchase finished Combination Product from SELLER. Should BUYER choose to purchase its coarse clay needs from SELLER, the price of such coarse clay delivered to BUYER shall be the Base Price, as defined herein, less SELLER's actual costs for packaging and manufacturing the non-combination Finished Product. Notwithstanding the foregoing, if the coarse clay used in the Combination Product is not of the same type and quality used in the non-combination Finished Product, the parties shall negotiate in good faith for thirty (30) days to determine the price of the coarse clay, and if, at the conclusion of such thirty (30) days the parties cannot agree on such a price, such dispute shall be resolved according to the provisions of SECTION 23. The terms and conditions of this Agreement shall apply to purchases made by BUYER under this paragraph.

4. QUANTITY. SELLER shall produce and deliver Finished Product as ordered by BUYER as set forth in SCHEDULE I.

5.     QUALITY.
       a. Finished Product shall be made and packaged in accordance with BUYER's applicable specifications as more fully described on Schedule II (collectively, "PRODUCT SPECIFICATIONS"). Subject to the provisions of SECTION 10(c), BUYER may subsequently add or alter the Product Specifications.

       b. Unless otherwise specifically stated herein, the standards and requirements in the Contract Manufacturing Manual ("MANUAL") dated September 1999 attached hereto and incorporated herein as SCHEDULE III, including without limitation any subsequent restatements, replacements, additions or alterations thereto, **.

       c. BUYER may inspect the Finished Product at its destination. ** BUYER provides SELLER with written notice that the Finished Product does not meet the Product Specifications. In such event, SELLER shall be responsible for the reasonable and actual costs of rework or replacement for Finished Product that does not meet the Product Specifications. SELLER also shall reimburse BUYER for BUYER's actual costs of segregating the non-conforming Finished Product and other reasonable costs and charges, including without limitation, costs in inspection, receipt, transportation and care and custody of non-conforming Finished Product, incurred by BUYER as the result of SELLER supplying non-conforming Finished Product. If BUYER, in its sole discretion, deems it necessary to use Finished Product that does not conform to the Product Specifications in order to meet BUYER's customer's demand for the Finished Product or to prevent a shortage of Finished Product available in the marketplace, BUYER and SELLER shall meet and mutually agree on the terms and conditions of such usage of Finished Product that does not conform to the Product Specifications and such failure to perform shall not be deemed a breach of this Agreement to the extent such failure to meet Product Specifications is discovered by BUYER.

       d. Any Finished Product supplied by SELLER that does not comply with the Product Specifications and that BUYER rejects, shall be held for SELLER's account for thirty (30) days after BUYER's notification to SELLER of such defects. If written instructions for disposition are not furnished by SELLER to BUYER within that thirty (30) day period, BUYER may dispose of the rejected Finished Product and may deduct from any amount owed to SELLER's account the delivered cost of such Finished Product and any handling and/or disposal costs incurred by BUYER. Any such deduction may be applied to current or future invoices submitted by SELLER.

       e. SELLER warrants that industry standard Statistical Quality Control ("SQC") methods and procedures will be employed throughout the SELLER's facility(ies) for the Finished Product and that all data sent to BUYER will be in SQC format. BUYER hereby acknowledges that SELLER currently employs industry standard SQC methods throughout its facility(ies) for the Finished Product as of March 12, 2001. SELLER hereby acknowledges that SQC methods and procedures change from time to time and that SELLER will change its application of such SQC methods and procedures as is reasonably required to conform to industry standard SQC.

6.     TERM. See SCHEDULE I.

7.     PRICE.  See SCHEDULE I.

8.     PAYMENT AND FREIGHT.  See SCHEDULE I.

9.     SHIPMENTS.
SELLER shall ship Finished Product to BUYER'S designated warehouses as required by BUYER.

10.    SPECIAL CONDITIONS.

       a. DISCONTINUANCE. BUYER shall have the right to discontinue purchase of Finished Product made hereunder upon one hundred and twenty (120) days written notice to SELLER, in the event BUYER or any BUYER Affiliate ceases marketing or selling either the Finished Product or any other traditional coarse clay cat litter product containing more than twenty-five percent (25%) coarse clay that meets the Product Specifications for any reason ("DISCONTINUANCE"), provided, however, BUYER and any BUYER Affiliate shall not re-enter the traditional coarse clay cat litter market with either the Finished Product or any other traditional coarse clay litter product containing more than twenty-five percent (25%) that meets the Product Specifications during the Term without first giving SELLER the opportunity to supply Finished Product and/or Seller's White Clay (either "RENO WHITE CLAY" or "GEORGIA WHITE CLAY", collectively "SELLERS WHITE CLAY") in accordance with all of the terms of this Agreement including, but not limited to, price.

       b.**

       c. SPECIFICATION CHANGES. The Product Specifications are subject to change from time to time during the Term by written agreement signed by both SELLER and BUYER and any such changes to the Product Specifications shall be noted on a revised SCHEDULE II, signed and dated by BUYER and SELLER. If, at any time during the Term, BUYER and SELLER are unable to agree upon a change or an addition to the Product Specifications or any pricing thereof, BUYER shall notify SELLER in writing ("BUYER NOTIFICATION DATE") and SELLER shall have sixty
(60) days from the Buyer Notification Date ("SELLER NOTIFICATION DATE") to notify BUYER in writing (i) that SELLER can and will meet the revised Product Specifications immediately, or (ii) providing BUYER with a plan detailing how and when SELLER will be able to meet the revised Product Specifications

("SELLER'S PLAN") within thirty (30) days of the Seller Notification Date or
(iii) offering to meet with the BUYER for thirty (30) days to develop a mutually agreeable plan detailing how and when SELLER will meet the revised Product Specifications ("MUTUALLY AGREEABLE PLAN").

     (1) FAILURE TO MEET REVISED SPECIFICATIONS. If the SELLER fails to respond with a plan to meet the new Product Specifications on the Seller's Notification Date or SELLER responds on the Seller's Notification Date but states SELLER will not meet the revised Product Specifications, then BUYER shall have the right to purchase the Finished Product as revised by the new Product Specifications from third parties who can meet such revised Product Specifications and the obligations of BUYER and SELLER for the purchase of the Finished Product without the revised Product Specifications shall be reduced accordingly and BUYER shall have the right to terminate this Agreement, either in whole or in part. If BUYER terminates this Agreement in its entirety pursuant to this Section, BUYER must comply with the Premature Termination section detailed below in SECTION 10(f)

     (2) DISAGREEMENTS ABOUT SELLER'S PLAN, THE MUTUALLY AGREEABLE PLAN AND/OR CHANGES IN PRICE DUE TO REVISED PRODUCT SPECIFICATION. In the event (i) BUYER disagrees with Seller's Plan, or (ii) the parties cannot reach a Mutually Agreeable Plan, or (iiii) the SELLER and/or BUYER disagrees to any proposed change to the price to the Finished Product as a result of the revised Product Specifications, such disputes shall be resolved according to the provisions of
SECTION 23.

       d. ** During the Term of this Agreement, SELLER agrees not to **, in the United States and Canada, directly or indirectly, for itself or to any third party any ** that contains **.

       e. **

       f. PREMATURE TERMINATION ACTIONS. BUYER may terminate this Agreement in\ its entirety pursuant to SECTIONS 10(b) and 10(c)(1) above only after BUYER (i) purchases SELLER's existing inventory of Finished Product (not SELLER's stores or inventory of Seller's White Clay) conforming to the Product Specifications as of the date BUYER notifies SELLER of its intention to terminate, (ii) makes full payment of all invoices owed by BUYER to SELLER, unless the amounts of such invoices are in dispute, (iii) purchases and takes delivery of SELLER's existing inventory of chemical additives and packaging materials unique to the Finished Product, at cost, and **.

11.    MANUFACTURING, INVENTORY AND WAREHOUSE REQUIREMENTS.

       a. FORECASTS, ORDERS AND RELEASES: BUYER will provide a three (3) month rolling forecast. Only the first month will be firm. BUYER's complete forecast will be available to SELLER by using the inventory tracking system chosen by BUYER ("MRP SYSTEM"). BUYER will submit firm orders (the forecast for the first month of each rolling forecast, the "FIRM ORDERS") for each calendar month to SELLER at least ten (10) days prior to the first day of such calendar month. BUYER and SELLER may mutually agree in writing on other levels of Finished Product as well as chemical additives and packaging materials. BUYER hereby agrees to use commercially reasonable efforts to place orders in quantities that are consistent with the quantities provided for in its forecasts. Subject to the terms of this Agreement, BUYER agrees to purchase from SELLER all Finished Product that meets the Product Specifications manufactured by SELLER to fill Firm Orders. Notwithstanding the quantity of Finished Product forecasted or ordered by BUYER and subject to BUYER's rights under SECTION 12, SELLER will guarantee the availability of up ** of Finished Product per ** period ** during the Term of this Agreement.

       b. DAILY TRANSACTIONS: SELLER agrees to enter all daily transactions into BUYER's MRP System and make commercially reasonable efforts to use the most recent standards listed in the Manual, including product structures and reconciliation activities for maintaining data.

       c. MANUFACTURING AUTHORITY:  Subject to the provisions set forth in
SECTION 5(b) hereof, manufacturing authority will be issued in accordance with the established order procedures in the Manual. **

       d. PALLETS:  **


       e. WAREHOUSE REQUIREMENTS:  **


       f. BUYER SUPPLIED MATERIALS. Unless otherwise mutually agreed upon in writing by the SELLER and BUYER, SELLER shall use and BUYER shall furnish all chemical additives and packaging components specified by BUYER for use in and to package the Finished Product. SELLER will release such chemical additives and packaging components from suppliers designated by BUYER in accordance with procedures mutually agreed upon by BUYER and SELLER. SELLER will report monthly the receipt, usage, loss, and inventory information required by BUYER. A maximum shrinkage or loss factor as reflected in SCHEDULE I will be allowed on materials furnished to SELLER by BUYER. In the event the shrinkage or loss factor exceeds the allowance per the procedure outlined in SCHEDULE I, SELLER will reimburse BUYER for losses in excess of the allowance, provided BUYER and SELLER agree that such losses are properly for SELLER's account. Reimbursement is due within thirty (30) days of the end of each Contract Year (as defined in SCHEDULE I hereto).

       g. BUYER OWNED EQUIPMENT: Title to any equipment or machinery currently owned by BUYER that is currently on SELLER's premises that is used by SELLER to manufacture or package the Finished Product (the "EQUIPMENT") is hereby transferred by BUYER to SELLER, in its AS IS, WHERE IS condition without any representation or warranty, express or implied, as to condition thereof. BUYER shall have no obligation to maintain or replace such equipment or machinery. BUYER represents and warrants it has good title to the Equipment and the Equipment is free from liens and encumbrances. BUYER shall transfer title to the Equipment to SELLER pursuant to a Bill of Sale dated as of the date hereof and executed by BUYER in favor of SELLER. Furthermore, BUYER agrees to execute all such other documents, certificates or instruments and take all such other action that is commercially reasonably necessary to effectuate transfer of good title in the Equipment to SELLER.

       h. COST REDUCTION: SELLER and BUYER shall work together in all areas of the operation to achieve and maintain a consistent, high quality Finished Product, and to strive to continuously improve the operation. Both SELLER and BUYER commit to using commercially reasonable efforts to take costs out of the supply chain to ensure that BUYER remains competitive in the marketplace. Cost reduction projects will be assessed for business benefits as well as the cost/efforts to implement the project. Any cost savings derived from such mutual efforts shall accrue **, unless mutually agreed otherwise. **

12.  PRODUCTION GUARANTEES.

     a. Subject to the provisions of this Agreement, SELLER guarantees timely production of BUYER's requirements of the Finished Product. SELLER's timely production hereunder may be tolled for any delay proximately caused by the negligence or willful misconduct of BUYER's designated supplier.

     b. Notwithstanding SECTION 12(a), if BUYER's requirements for Finished Product significantly ** beyond BUYER's forecasted amount set forth in SECTION 11(a), and such increased requirements will cause SELLER to incur overtime, BUYER will **.

     c. In addition to any other remedies provided by law or equity, if, in BUYER's reasonable estimation, SELLER's future capacity to manufacture Finished Product appears insufficient to meet BUYER's forecasted production requirements, BUYER may, **. Prior to **, BUYER shall notify SELLER in writing of such intention, and SELLER shall have an opportunity to provide reasonable assurances to BUYER, within five (5) days of receipt of such notice, that **. BUYER shall have**. If BUYER chooses to purchase Finished Product **, BUYER will only **. Unless extenuating mechanical or quality circumstances are the cause of BUYER's concern, BUYER will use SELLER's average run rates for calculating SELLER's capability to meet BUYER's forecasted needs. Notwithstanding the foregoing, if BUYER has made a determination of SELLER's potential shortfall for any given month under this
SECTION 12(c), **. If at any time during such month SELLER produces enough Finished Product to eliminate the potential shortfall, BUYER shall **.

       d. Except as the result of BUYER's negligence or willful misconduct and for Force Majeure Events (as defined below), if for any reason SELLER is unable to provide ** of Finished Product per ** period ** as set forth in SECTIONS 11(a) and 12(a), and BUYER must, therefore, purchase Finished Product or substantially similar product from third parties and/or ship Finished Product to its plant(s) from other locations, SELLER shall reimburse BUYER for the reasonable difference, if any, in costs of the product purchased plus any differential freight costs for the transportation of such product.

13.    TITLE AND RISK OF LOSS.
Title to the Finished Product and risk of loss of the Finished Product shall pass from SELLER to BUYER when the Finished Product leaves SELLER's designated production facilities or point of storage.

14.    DISCOUNTS.
On all invoices subject to discount, the discount period shall be calculated from the date of shipment.

15.    REPRESENTATIONS, WARRANTIES AND INDEMNITIES.
a. SELLER'S REPRESENTATION AND WARRANTIES. SELLER represents and warrants to BUYER that (i) the Finished Product will conform to the Product Specifications and shall be free from defects in materials and workmanship, (ii) SELLER provided materials used in the Finished Product will be of good and merchantable quality, (iii) SELLER provided materials used in the Finished Product will be free and clear of all liens and encumbrances, (iv) SELLER has not placed any liens and/or encumbrances on the Finished Product (v) SELLER will have good and merchantable title to SELLER provided materials used in the Finished Product, (vi) no materials manufactured by SELLER in the Finished Product, and the use thereof **, shall infringe upon any United States patent rights; provided, however, this clause shall not apply to the extent the Finished Product or ingredients thereof cover basic raw materials or basic structural material that are unpatented and unpatentable, (vii) SELLER has complied in all material respects, and will during the Term comply in all material respects with, all applicable federal, state and local laws, codes, regulations, rules and orders, including without limitation, the Robinson-Patman Act, federal and state environmental and health safety laws, laws restricting heavy metal content, and employment and labor laws (and all reporting requirements of those laws, which reports SELLER shall make available to BUYER on request), the Fair Labor Standards Act, and Executive Orders 11246
(Sections 202 and 203) and 11701 and (vii) any person or entity purporting to have the authority to enter into this Agreement on behalf of or for the benefit of SELLER has such authority.

**

**

b. SELLER'S INDEMNITY. SELLER shall indemnify, defend, and hold harmless
BUYER and BUYER's Affiliates, of, from and against any loss, damages, claims, liabilities, costs and expenses, including without limitation reasonable attorneys' fees (collectively, "Claims"), which BUYER or any of BUYER's Affiliates (as defined herein) shall incur, suffer or be required to pay resulting from the breach of SELLER's representations and warranties in this Section; provided, however, such indemnity obligation will be subject to the limitations on warranties set forth above in SECTION 15(a) above and to the extent BUYER has agreed to accept in writing non-conforming Finished Product pursuant to SECTION 5(c) above. Notwithstanding the foregoing, SELLER shall not be responsible to indemnify, defend or hold harmless BUYER or any of BUYER's Affiliates if the Finished Product at issue in such Claims does not conform with the Product Specifications as a result of being altered or tainted after the Finished Product has left the possession or control of SELLER. BUYER shall promptly notify SELLER of any such Claims, shall cooperate with SELLER in the defense of such Claims and shall permit SELLER to control the defense and settlement of such Claims with counsel of SELLER's choice, provided, however, that SELLER shall not resolve any such Claim without notice to BUYER, and shall not enter into any claim resolution or settlement that would have a material adverse effect on the name or reputation of BUYER or its products, or would require an admission of liability or wrongdoing by BUYER. This Section shall survive the termination of this Agreement for five (5) years.

c. BUYER'S INDEMNITY: BUYER will indemnify and hold harmless SELLER and any corporation controlling, controlled by or under common control with SELLER (a "SELLER AFFILIATE"), of, from, and against any and all Claims which SELLER or any SELLER Affiliate, shall incur, suffer or be required to pay resulting from
(A) injuries or deaths caused by any Finished Product manufactured by SELLER once such Finished Product has left the possession or control of SELLER, except to the extent such injuries or deaths are caused by the failure of such Finished Product to conform to the applicable Product Specifications and such Finished Product has not been altered or tainted after such Finished Product has left possession or control of SELLER; (B) United States patent and/or trademark infringement claims related to the chemical additives and/or packaging provided to SELLER by BUYER, or (C) any tort, personal injury, or substantially similar claims by any employee, agent or representative of BUYER for occurrences at any plant or facility of SELLER. SELLER shall promptly notify BUYER of any such Claims, shall cooperate with BUYER in the defense of such Claims and shall permit BUYER to control the defense and settlement of such Claims with counsel of BUYER's choice, provided, however, that BUYER shall not resolve any such Claim without notice to SELLER, and shall not enter into any claim resolution or settlement that would have a material adverse effect on the name or reputation of SELLER or its products, or would require an admission of liability or wrongdoing by SELLER. This Section shall survive the termination of this Agreement for five (5) years.

d. Notwithstanding the foregoing, in no event shall SELLER or BUYER be required hereunder to indemnify or hold harmless the other party to the extent any involved injuries or deaths are caused by the negligence or willful misconduct of such other party. This section shall survive the termination of this Agreement for five (5) years.

16. TRADEMARKS, CONFIDENTIALITY AND INTELLECTUAL PROPERTY.
a. SELLER will not in any way whatsoever make use of or reference BUYER's name or any trademark or trade dress of BUYER, except (i) when use of or reference to BUYER's name is legally required, or (ii) with the prior written permission of BUYER. Notwithstanding the foregoing, in its communications to the investor community, its corporate annual report and any filings with the Securities and Exchange Commission, SELLER may use BUYER's name and the trademarked name "Fresh Step" to identify, respectively, that SELLER makes Finished Product for BUYER or to identify the brand name of the Finished Product that SELLER makes for BUYER. In such instances, SELLER shall refer to BUYER as either "A&M Products Manufacturing Company" or "A&M Products Manufacturing Company, a subsidiary of The Clorox Company" and shall properly identify "Fresh Step" as the registered trademark of The Clorox Pet Products Company.

b. Neither party shall issue any news or informational releases, including public announcements or confirmation of same, regarding the existence of this Agreement or any part of the subject matter of this Agreement without the prior written consent of the other party. Notwithstanding the preceding, either party may include the name of the other and a factual description of the work performed under this Agreement whenever necessary to meet legal requirements, if the disclosing party, at least five (5) business days (or less if required by law) before making such disclosure, informs the other party of the nature and content of the intended disclosure.

c. **

d. Each party hereto acknowledges that it will disclose to one another valuable information of a technical and/or non-technical nature that is not generally known to the trade or public, including without limitation, the pricing, the contents of this Agreement, Product Specifications, product formula, packaging specifications, production process and process specifications, production volumes both current and forecasted, business and financial information, marketing and promotion plans ("CONFIDENTIAL INFORMATION"). Such Confidential Information is the confidential and proprietary information of the disclosing party. SELLER acknowledges that it provides goods and/or services and conducts business with one or more of BUYER's competitors, including Branded Products and retailers and their private label/store brands ("BUYER'S COMPETITORS"). Each party hereto agrees that neither it nor its respective affiliates will, and shall cause its officers, employees and agents not to, disclose the Confidential Information of the other party to any third party, including to BUYER's COMPETITORS, or use it for its own benefit or the benefit of a third party, including BUYER's Competitors, the Confidential Information of the other party, and shall take all reasonable measures to protect the confidentiality of such Confidential Information and prevent its disclosure to others, including BUYER's Competitors. Upon any termination of this Agreement, each party shall return to the disclosing party, and shall confirm to the disclosing party in writing that all such Confidential Information has been provided to the disclosing party, and that all copies thereof have been destroyed. The foregoing shall not apply to any information (i) that is in the public domain, (ii) that the receiving party can demonstrate was known to the receiving party prior to receipt from the disclosing party, (iii) that was subsequently legally received by the receiving party from a third party not under an obligation to the disclosing party to hold the same in confidence, (iv) that is independently developed by the personnel of the receiving party who have no access to the Confidential Information referred to herein at the time of or prior to their independent development of such information, or (v) that is required to be disclosed pursuant to a judicial process, court order or administrative request, or that is otherwise required by law for any regulatory filing, provided the receiving party provides the disclosing party with five (5) business days (or if the receiving party receives less than five (5) business days notice of the date of compliance with any judicial process, court order or administrative request or other disclosure that is otherwise required by law for any regulatory filing, as soon as reasonably practicable prior to such disclosure), written notice prior to such disclosure to object or otherwise seek relief from such disclosure as may be required. This section shall survive the termination of this Agreement.

17.    INSURANCE.
a. SELLER represents and warrants that it has insurance coverage (which may be a comprehensive policy covering other insured items) in the aggregate of $10,000,000 in comprehensive general liability coverage, including, but not limited to product liability insurance covering SELLER's obligations herein, and agrees to maintain said comprehensive general liability insurance in full force and effect at all times during the Term of this Agreement and for five (5) years after SELLER's last production of Finished Product hereunder.

b. **

18.  ASSIGNMENT.
a. Except as stated below in SECTION 18(b), neither party may transfer or assign any portion of that party's obligations under this Agreement, including without limitation, a transfer of assets or stock, merger, share exchange, joint venture, license or any other transaction in which ownership or control of a party will pass from that party to a third party, without the prior written approval of the non-transferring party, which approval shall not be withheld if the assignee or transferee has a Dun & Bradstreet credit rating of 5A2 or better.

b. With respect to any proposed transfer or assignment of any portion of SELLER's obligations under this Agreement, including a sale, as discussed above, of SELLER's assets in the Ochlocknee Plant and/or Reno Plant, ** (collectively "TOP CAT LITTER COMPANIES"), SELLER cannot transfer or assign any portion of SELLER's obligations under this Agreement ** without the prior written approval of BUYER, which cannot be withheld if SELLER ** provides BUYER with reasonable assurances that (i) BUYER's Confidential Information will be protected according to the provisions of SECTION 16 and that Confidential Information will only be used by ** in accordance with SECTION 16 and not used ** on any other cat litter product, (ii) BUYER's timely supply of Finished Product will not be interrupted,
(iii) the ** manufacture Finished Product with the same quality as SELLER, (iv) the ** use commercially reasonable efforts to take costs out of the supply chain to ensure that BUYER remains competitive in the marketplace as set forth in
SECTION 11(h) above, and (v) the ** other obligations under this Agreement. If during the Term, SELLER should enter into bona fide negotiations to sell its business as described above ** SELLER shall notify BUYER of such negotiations as soon as reasonably practicable, but only to the extent permitted by law and as deemed reasonable by SELLER's Board of Directors.

c. Both parties agree that any breach of this SECTION 18 by any other party hereto would be likely to result in irreparable harm to the non-breaching party for which money damages would be inadequate. The parties therefore agree that any party who is the beneficiary of a right of approval pursuant to this SECTION 18 shall be entitled to injunctive relief to enjoin any attempted transfer in violation of such right.

d. Subject to the terms of this Section, this Agreement shall be binding on the parties, successors and assigns and any agreement to sell a party's business and/or assets shall include an express provision that the sale is subject to this Agreement and that the purchaser agrees to be bound by the terms and conditions hereof.

19.  FORCE MAJEURE.
a. If either party cannot perform its obligations under this Agreement because of fire, flood, earthquakes, epidemic, natural disaster or other acts of God, strikes, lock-out, accident, war, electrical power or gas outages, governmental treaty (or agreement, law, act, ordinance, order, rule or regulation) which restricts, prevents or prohibits the manufacture or sale of the Finished Product or other causes beyond the reasonable control of the parties (collectively, "FORCE MAJEURE EVENTS"), then such party shall promptly notify the other party in writing of the occurrence of such event and while the Force Majeure Event continues, the performance of both parties shall be suspended, except for BUYER's payment obligations under this Agreement for Finished Product shipped to BUYER prior to such Force Majeure Event. Notwithstanding the foregoing, to the extent a Force Majeure Event of BUYER effects BUYER's ability to make payments from its general offices in Oakland, California, BUYER shall pay its obligations under this Agreement as soon as reasonably practicable.

b. To the extent BUYER is required to obtain Finished Product or substantially similar product from an alternative source, including another plant of SELLER, during a Force Majeure Event, BUYER shall ** and SELLER shall reimburse BUYER ** in obtaining the Product from an alternative source ("COVER COSTS"); provided, however, SELLER shall not be required to **. To the extent a Force Majeure Event continues **, SELLER shall have the option to **.

c. Notwithstanding the foregoing, it is BUYER's expectation that should SELLER not be able to produce Finished Product at either the Reno plant or the Ochlocknee plant because of Force Majeure Event, SELLER shall produce Finished Product at an unaffected plant (either the Reno plant or the Ochlocknee plant) and provide such Finished Product in a timely fashion in accordance with this Agreement and at no additional cost to BUYER (including without limitation, no additional freight and no Reno Surcharge, in the case of Reno Product shipped to cover for Ochlocknee Product). To the extent a Force Majeure Event continues in excess of a six (6) month period, SELLER shall have the option to continue to supply Finished Product from an unaffected plant as stated above until it is able to perform its obligations hereunder or terminate this Agreement on one hundred and twenty (120) days written notice to BUYER.

20.    TERMINATION.
a. In addition to any other available rights or remedies provided herein, this Agreement may be terminated at any time prior to the expiration of the Term as follows:

       i. either party may terminate this Agreement if the other party fails to cure any material breach in any representation or warranty or the performance of any material covenant or obligation under this Agreement within forty-five (45) days after written notice from the other party of such breach as provided in
SECTION 24 below (the "CURE PERIOD"), provided, however, that with respect to any default that cannot be reasonably cured within the Cure Period, the default shall not be deemed to be uncured if the breaching party promptly commences to cure within the Cure Period and the breaching party continues to prosecute diligently the curing thereof to completion within another forty-five (45) days unless otherwise agreed to in writing by the parties.

       ii. by mutual written consent of the BUYER and SELLER;

       iii.by BUYER on not less then ** months written notice to SELLER ("NOTIFICATION DATE") if BUYER decides to produce Finished Product (with or without Seller's White Clay) in BUYER's own manufacturing facilities; provided, however, **:

       **

       iv. by (A) SELLER in the event that BUYER fails to pay the price for the Product delivered to BUYER hereunder as and when the same becomes due and payable in accordance with terms hereof; provided, however, SELLER shall first give BUYER twenty (20) business days' written notice thereof and opportunity to cure within such time; or (B) by either party in the event the other party or its parent company applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; admits in writing its inability to pay its debts generally as they mature; makes a general assignment for the benefit of creditors; is adjudicated a bankrupt, submits a petition or an answer seeking an arrangement with creditors; takes advantage of any insolvency law except as a creditor; submits an answer admitting the material allegations of a petition in a bankruptcy or insolvency proceeding; has an order, judgment or decrees entered by any court of competent jurisdiction approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party or its parent company, or for all or a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) consecutive days; or files a voluntary petition in bankruptcy or fails to remove an involuntary petition in bankruptcy filed against it within sixty (60) consecutive days of the filing thereof

b. PREMATURE TERMINATION: Except as otherwise provided in this Agreement, if, for any reason, this Agreement is terminated prior to its expiration, BUYER shall (i) purchase and take delivery of SELLER's existing inventory of chemical additives and packaging materials unique to the Finished Product, at cost, (ii) purchase Finished Product conforming to the forecast referenced in SECTION 11 conforming to the Product Specifications, (iii) purchase any additional existing inventory of SELLER of Finished Product (not SELLER's stores or inventory of SELLER's White Clay) conforming to the Product Specifications as of the date of such Termination, and (iv) make full payment of all invoices owed by BUYER to SELLER, unless the amounts of such invoices are in dispute.

c. **

21.  AUDIT RIGHT.

a. SELLER shall keep accurate books and records sufficient to enable BUYER, or a third party as discussed below, to determine SELLER's calculation of any price adjustments, loss allowances, rebates, credits and the formula under
SECTION 20(a)(iii) for the Termination Fee, made pursuant to the terms of the Agreement, including without limitation those included in SCHEDULE I. Unless otherwise agreed to in writing, the parties must use an Outside Auditor, as that term is defined below, to calculate the Termination Fee.

b. Unless otherwise agreed to in writing, in the event the parties need to calculate the Termination Fee and in the event of any dispute between BUYER and SELLER regarding the calculation of any price adjustments, rebates, loss allowance and/or credits provided herein, BUYER may designate a nationally recognized, independent certified public accounting firm ("Outside Auditor"), approved by SELLER, which approval shall not be unreasonably withheld or delayed, to audit SELLER's books and records. The Outside Auditor must (i) agree to comply with the terms of this Section, and (ii) conduct the audit at reasonable times during SELLER's regular business hours and on reasonable prior notice to SELLER of no less than five (5) business days. The Outside Auditor shall provide BUYER and SELLER with a report regarding the SELLER's calculation of the applicable price adjustments, rebates, loss allowance and/or credit as discussed above (the "Audit Report"), but shall not disclose, and shall maintain the confidentiality of, any confidential financial information of SELLER, including SELLER's cost of raw materials. If either party has any questions on, or disagrees with, the Audit Report, the questioning party shall notify the other party and the Outside Auditor in writing no later than thirty (30) days from the questioning party's receipt of the Audit Report. As soon as reasonably possible after the questioning party's notice (but in no event longer than fifteen (15) days thereafter), BUYER's and SELLER's finance and accounting officers or employees shall discuss and review the Audit Report and attempt to resolve any disagreements. If the parties cannot promptly resolve any disagreement over the Audit Report, the parties shall promptly contact the Outside Auditor who shall meet with BUYER and SELLER to review the report and assist in resolving any disagreements. The parties shall resolve any such disagreements in good faith and in a prompt and reasonable manner; however, if they are unable to do so, any such disagreements shall be submitted to arbitration in accordance with SECTION 23(b). SELLER shall cooperate with the Outside Auditor in connection with such audit. If the audit shows that SELLER incorrectly calculated any of the price adjustments, rebates, loss allowances or credits, SELLER shall make an appropriate adjustment in its books and records. In the case of a credit due BUYER, BUYER may take such credit against the next payment or payments due SELLER until the credit is exhausted. In the case of a sum due SELLER, BUYER shall pay such amount to SELLER with BUYER's next regular payment to SELLER. If the audit reveals that SELLER's books and records are inaccurate by more than $10,000, the cost of the audit shall be borne by SELLER; otherwise, BUYER shall incur the audit at its own expense. BUYER shall pay for the Outside Auditor in connection with the In-House Termination Fee.

22.    PLANT INSPECTION RIGHTS.
Upon reasonable notice and during normal business hours, BUYER's authorized representatives and employees shall be permitted access to SELLER's plants and facilities during the Term to inspect the manner in which ingredients, chemical additives, packaging and units of the Finished Product are being produced, stored, processed, inspected and tested. SELLER's records relating to shipment and receipt of chemical additives and packaging will be available for BUYER's inspection upon request.

23.    DISPUTE RESOLUTION.
a. In the event that a controversy, difficulty, claim or dispute (each, a "Dispute") arises out of or in connection with this Agreement, or in relations between the parties with respect to the subject matter hereof, any party may notify the other party in writing of the substance of the Dispute and of its desire to attempt to reach an amicable settlement, in which event the parties shall endeavor for a period of thirty (30) days after the date of such notice to reach an amicable settlement of the Dispute.

b. Subject to the aforementioned thirty-day period, all Disputes arising out of or in connection with this Agreement, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, shall be finally settled by binding arbitration in accordance with the Rules of Arbitration ("Rules") of the American Arbitration Association ("AAA") in force at the time of the Dispute. The arbitration shall be conducted by one arbitrator, if the amount in dispute is two million dollars ($2,000,000) or less, and by three arbitrators, if the amount in dispute is more than two million dollars ($2,000,000), selected pursuant to AAA rules. The arbitrator(s) shall be familiar with Delaware law and the Uniform Commercial Code for sale of goods. The place of arbitration shall be Oakland, California, or any other place selected by mutual agreement of the parties. Any award or decision rendered in such arbitration shall be final and binding on all parties, and judgment may be entered thereon in any court of competent jurisdiction if necessary.

c. Nothing in this Agreement to arbitrate shall prohibit the right to seek provisional or equitable relief from any court having jurisdiction over the parties, including injunctive relief, pending a final award issued by the arbitrator(s); provided, however, this paragraph is not intended to nor shall it usurp the obligation of the parties to otherwise resolve the Dispute in accordance with Paragraph b above.

24.    NOTICE.
       a. All notices between BUYER and SELLER pursuant to this Agreement shall be deemed to have been delivered on the earlier of the date actually received or, if delivered by nationally recognized overnight courier, on the day following the business day the courier confirms to the sending party that delivery has occurred. Delivery shall not be deemed to have occurred by any of the above methods unless made to the following street addresses:

If to BUYER:  A & M Products Manufacturing Company
              1221 Broadway
              Oakland, CA  94612-1888
Attention:    Procurement Contracts Manufacturing Manager

If to SELLER: Oil Dri Corporation of America
              410 N. Michigan Avenue
              Chicago, IL  60611
Attention:    Vice President and Chief Financial Officer

       b. Any party may change its above street address or portion thereof by delivering written notification of the change to the other party in accordance with this Section.

       c. In the event that relief is entered, whether at the request of SELLER, or BUYER or at the request of third parties against SELLER or BUYER, as the case may be, under any federal or state case or proceeding for liquidation, reorganization, receivership, conservatorship or similar relief, the party against whom relief is sought agrees to list or schedule BUYER or SELLER, as the case may be, as a creditor and/or party in interest in any such case or proceeding, and agrees further to add BUYER or SELLER, as the case may be, to any special notice list or similar list of creditors or parties in interest who specifically request notice in such case as if such request for special notice were made of BUYER or SELLER, as the case may be, following commencement of such case or proceeding. Each party hereto acknowledges that free and continuing access to information provided and agreed to be provided to by the other party during the Term is a material inducement to such party in entering into this Agreement and that such party would not enter into this Agreement without a continuing right to such information, whether the other party operates its business outside of or under the protection of any judicial proceeding referred to above.

25.  MISCELLANEOUS.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws. In the event of any dispute over the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses. All of the schedules, referred to in this Agreement are incorporated herein by reference. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder (including without limitation the right to terminate this Agreement pursuant to SECTION 20 above), will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. The remedies provided herein, including without limitation those regarding termination, shall be cumulative and in addition to any other remedies provided by law or equity. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. In the event of any conflict between the terms of this Agreement and any Schedule (except the Manual), the Schedule shall control the interpretation thereof; however, in the event of any conflict between the terms of this Agreement (including any Schedule) with the Manual, the Agreement (including any Schedule) shall control the interpretation of the Manual. This Agreement may only be modified or amended by a written modification or amendment signed by both parties. No agency, partnership, joint venture or employment relationship is created between the parties by this Agreement. To the degree that either or both of the parties hereto find it convenient to employ their standard forms of purchase order or acknowledgment of order in administering the terms of this Agreement, the party may do so but none of the terms and/or conditions printed or otherwise appearing on the back of such form shall be applicable to the sale of the Product.

26.     BUYER'S AFFILIATES.
The parties acknowledge and agree that this Agreement is intended and shall apply to BUYER's Affiliates. As used herein, "BUYER'S AFFILIATES" shall mean any entity in the United States and Canada now existing or hereafter organized, created or acquired during the Term, controlling, controlled by or under common control with a BUYER.

27.     SCHEDULE LIST.

SCHEDULE I: QUANTITY, TERM, RENEWAL TERM, PRICE, OTHER TERMS
SCHEDULE II: PRODUCT SPECIFICATIONS
SCHEDULE III:  CONTRACT MANUFACTURING MANUAL SEPTEMBER 1999
SCHEDULE IV: ILLUSTRATION OF TERMINATION FEE CALCULATION

                         [SIGNATURES FOLLOW]

IN WITNESS WHEREOF, BUYER and SELLER have executed this Agreement as of the date first written above.

BUYER: A & M Products Manufacturing Company, a Delaware corporation

By:
       --------------------------

Its:
       --------------------------

Date:
       --------------------------


SELLER: Oil Dri Corporation of America,
a Delaware corporation

By:
       --------------------------

Its:
       --------------------------

Date:
       --------------------------

                      SCHEDULES TO MEMORANDUM OF AGREEMENT
Entered into as of March 12, 2001 by and between BUYER and SELLER.

                                   SCHEDULE I

A. QUANTITY. BUYER shall purchase from SELLER and SELLER shall produce and deliver as ordered by BUYER, at the prices set forth below, all of BUYER's requirements of Finished Product ** per Contract Year. BUYER does not guaranty to purchase a specific quantity of Finished Product from SELLER. BUYER's requirements are currently estimated to be ** per Contract Year. Except as permitted by law and as expressly stated in this Agreement including, without limitation, SECTIONS 10(b), 10(c), 12(c), 12(d), 19 and 20(a)(iii), BUYER covenants and agrees that it will not purchase Finished Product from any person other than SELLER or produce Finished Product in BUYER's own manufacturing facilities during the Term until it has purchased at least ** of Finished Product in any Contract Year hereunder from SELLER. BUYER reserves the right to purchase any Finished Product volumes in excess of ** in any Contract Year from other suppliers provided that BUYER shall first allow SELLER to sell to BUYER such excess to the extent that SELLER matches the lowest price for which the BUYER may purchase such excess from third parties.

(1) Subject to SCHEDULE I(F)(7), SELLER will make available and BUYER will accept for its West Coast volume Finished Product manufactured at SELLER's Reno plant after construction on SELLER's Reno plant is completed. Upon written notification from SELLER that the Reno plant is operating and capable of producing sufficient Finished Product, BUYER may purchase up to ** of its Finished Product requirements from the SELLER's Reno plant. BUYER can purchase up to ** of its Finished Product requirements from SELLER's Reno plant after providing SELLER with twelve (12) months written notice of its intent to increase its requirements from the Reno plant. If BUYER provides SELLER with such notice, both parties will meet in good faith to negotiate how to allocate, as necessary, any capital costs that may be needed to meet such increased demand. If the parties are unable to agree on such allocation, BUYER cannot increase its requirements from the Reno plant beyond **. BUYER hereby acknowledges that the Reno plant will not contain dedicated lines of equipment for the manufacture and packaging of Finished Product, but instead will have common lines of equipment, including without limitation, common equipment to apply additives for the manufacture of Finished Product and other clay cat litter products.

B. TERM. The term of this Agreement ("TERM") shall be for a period of ** commencing as of a Commencement Date of March 12, 2001 and expiring on ** unless sooner terminated pursuant to this Agreement.

C. EXTENSION OF TERM. BUYER may extend this Agreement on all of the same terms and conditions herein for any period between six (6) months to twenty four (24) months from the date of expiration of the Term, provided BUYER notifies SELLER in writing thereof not less than one hundred eighty (180) days prior to the expiration of the initial Term specified in SECTION B above. Should BUYER extend the Term, the meaning of "Term" in this Agreement shall apply to such extension as well.

D. DEFINITIONS. Capitalized terms used in this Agreement and the Schedules attached hereto shall have the following respective meanings (defined in this Agreement or such Schedules):

     (a) "Adjusted ** Index" is the percentage determined by the following formula:

         ((**Index / Previous ** Index)- 1) X  **

     (b) "Base Price" means ** as of March 12, 2001, and shall adjust at the beginning of each Contract Year on the Price Adjustment Date based on the Price Adjustment Mechanism.

     (c)  "Commencement Date" means March 12, 2001.

     (d) "Contract Year" means each twelve-month period beginning on the Commencement Date and ending on the day prior to each anniversary thereof.

     (e) "Ochlocknee Product" means Finished Product manufactured at SELLER's Ochlocknee, Georgia Plant.

     (f) "** Index" means the estimated ** number published in the ** prior to the Price Adjustment Date.

     (g) "Previous ** Index" means **Index for the immediately preceding Contract Year to be used in determining the Adjusted ** Index. The parties agree that the ** Index for the first Contract Year shall be **. This number shall be used as the Previous ** Index on the first Price Adjustment Date of April 1, 2002.

     (h)  "Price Adjustment Date" means April 1.

     (i) "Reno Commencement Date" means the mutually agreed upon date on which SELLER shall begin shipments to BUYER from its Reno plant. The parties shall mutually agree upon a startup time line for the Reno plant, which shall include the Reno Commencement Date, within six (6) months of the Reno Clay Notification Date, as defined below.

     (j) "Reno Product" means Finished Product manufactured at SELLER'S Reno, Nevada plant as discussed further below in SCHEDULE I(F)(7).

     (k)  "ton" means a short ton of two thousand (2000) pounds.

E. PRICE

(1) Price for Finished Product will be ** (which must be invoiced pursuant to SECTION F(3) below), bags, and chemical additives unique to BUYER's formulation. The price also does not include charges for outbound freight, transit insurance, sales taxes or any duties payable, all of which shall be borne solely by BUYER. Pursuant to SECTION 11(f), BUYER shall supply SELLER with bags and chemical additives unique to BUYER's formulation.

(2)  OCHLOCKNEE PRODUCT:  The price for Ochlocknee Product shall be the Base
Price.

(3) RENO PRODUCT: The price for Reno Product shall be the Base Price ** for a period of ** ("RENO SURCHARGE") commencing on the Reno Commencement Date; provided, however, the Reno Surcharge shall ** by ** per ton on each anniversary of the Reno Commencement Date **. Once the Reno Surcharge has ended, the price for Reno Product shall be the Base Price. **

         (a) If SELLER does not make available for shipment Reno Product within ** of the Reno Commencement Date, SELLER shall pay BUYER ** up to ** ("RENO DELAY CHARGE") on Ochlocknee Product ordered by BUYER after such date until such time as Reno Product becomes available for shipment.

(4) PRICE ADJUSTMENT MECHANISM: The following Price Adjustment Mechanism shall be used to adjust the Base Price and shall be made on a per ton basis only and will not be inflation adjusted.

         (a) The Base Price for Product shall be adjusted each Contract Year, as either an increase or a decrease, pursuant to the Price Adjustment Mechanism on the Price Adjustment Date.

         (b)  The Price Adjustment Mechanism is as follows:

                                 **

         (c) SELLER must provide BUYER with the Adjusted Base Price at least ** prior to the Adjusted Base Price taking effect. Once the Adjusted Base Price takes effect, it shall become the Base Price for the new Contract Year. Commencing on April 1, 2002, and for the Price Adjustment Dates on April 1, 2003 and April 1, 2004, the Adjusted Base Price shall be ** by ** and shall thereafter become the Base Price for the new Contract Year.

         (d) The parties reserve the right to change the Base Price in accordance with the Price Adjustment Mechanism above at any time other than as described paragraph (a) above in the event that the ** Index increases or decreases during any Contract Year by **, or in aggregate of ** thereafter in such Contract Year.

F.   OTHER TERMS.

     (1) PAYMENT TERMS.  **

     (2) FREIGHT TERMS.  F.O.B. SELLER's Dock in Ochlocknee or Reno.

     (3) BILLING AND INVOICING REQUIREMENTS.

         (a) Invoices must meet BUYER's invoicing requirements, including without limitation accurately reflecting all required data free of accounting errors; and clear and accurate invoice numbers reflected on statements.

         (b) SELLER shall not invoice BUYER for any costs, either for goods or services, not agreed to herein without prior written approval. Any such written approval must contain BUYER's Account Code. Without such written approval containing the Account Code, BUYER will not be responsible for any costs incurred by SELLER.

     (4) LOSS ALLOWANCES. Inventory and usage control of BUYER supplied materials is SELLER's responsibility and will be managed and reconciled as outlined in the Loss Allowance Agreement. The Loss Allowance Agreement is attached hereto as ATTACHMENT A and incorporated herein by reference.

     (5) PRIOR AGREEMENTS: This Agreement supercedes and restates the terms and conditions of all prior Agreements, amendments, schedules and attachments for Product between the parties, including the Letter Agreement dated January 12, 1981 between Oil-Dri Corporation of America and The Clorox Company, and its successors and assigns, and all amendments, schedules and attachments thereto.

     (6) WRENS EQUIPMENT: Subject to SCHEDULE I(E)(3)(b), BUYER will make equipment at its Wrens plant ("WRENS EQUIPMENT") available to SELLER in its AS IS, WHERE IS condition without any representation or warranty, express or implied, as to condition thereof.

         (a) SELLER shall bear all costs to break down, transport and install the Wrens Equipment at either its Reno or Ochlocknee plants.

         (b)  **

         (c) The Wrens Equipment shall exclude two palletizers of BUYER's choice and the mining equipment on wheels (trucks, front end loaders, etc.)

         (d) Within thirty (30) days of the signing of this Agreement, both parties agree ** and determine, in good faith, whether there should be a **. If the parties cannot agree ** within thirty (30) days of this signing of this Agreement, **.

         (e) BUYER shall transfer title to the Wrens Equipment to SELLER pursuant to a Bill of Sale executed by BUYER in favor of SELLER. Furthermore, BUYER agrees to execute all such other documents, certificates or instruments and take all such other action that is commercially reasonably necessary to effectuate transfer of good title in the Wrens Equipment to SELLER. In such Bill of Sale, BUYER shall represent and warrant that it has good title to the Wrens Equipment and that the Wrens Equipment is free from liens and encumbrances.


     (7) RENO CLAY: Within ** of BUYER's receipt of samples of the Reno White Clay ("RENO CLAY NOTIFICATION DATE"), BUYER will notify SELLER in writing one of the following options:

     (a) **: BUYER will ** and the parties will negotiate in good faith to develop a new clay Product Specification for Reno Product; or,

     (b) ** BUYER **. If BUYER does not accept Reno White Clay, BUYER is under no obligation to purchase Reno Product. If BUYER does not purchase Reno Product, under this provision, then BUYER shall purchase and SELLER shall sell BUYER's requirements as provided in this Agreement from SELLER's Ochlocknee Plant; or

     (c) ** BUYER will **. The parties will negotiate in good faith to develop a new Product Specification (including, without limitation the clay Product Specification) for **. SELLER agrees that to the extent ** to the current Product Specifications to make ** SELLER shall **.

                                  ATTACHMENT A

                            LOSS ALLOWANCE AGREEMENT

Below are loss allowances:

                            - Loss Allowance Level -

Chemicals     **
Ancillary     **
Bags          **


Procedure To Establish Loss Allowances

ON-GOING
Physical inventories will be conducted on a quarterly basis. Other mutually agreeable alternatives, e.g. cycle counting, are acceptable. However, at a minimum, a year ending physical inventory will be required. Financial liability for losses (or gains) within a category will occur within thirty (30) days after the end of each year's business. This allows losses (or gains) within a category. BUYER will invoice SELLER for any losses within a category (chemicals vs. packaging) at years end which exceed agreed to acceptable loss allowance levels. The loss allowance agreement will pertain to all existing Uniform Product Codes (UPC's). Category losses for any special projects, new project efforts, etc., will need to be tracked and kept independent of normal activity by mutual consent as agreed to prior to project initiation at SELLER's plant.